Mid-Southern Bancorp, Inc.

April 25, 2022

Contact:

Alexander G. Babey, President and Chief Executive Officer

Robert W. DeRossett, Chief Financial Officer

Mid-Southern Bancorp, Inc.

812-883-2639

MID-SOUTHERN BANCORP, INC.

REPORTS RESULTS OF OPERATIONS FOR THE FIRST QUARTER ENDED MARCH 31, 2022

Salem, Indiana—April 25, 2022. Mid-Southern Bancorp, Inc. (the “Company”) (NASDAQ: MSVB), the holding company for Mid-Southern Savings Bank, FSB (the “Bank”), reported net income for the first quarter ended March 31, 2022 of $467,000 or $0.17 per diluted share compared to $378,000 or $0.13 per diluted share for the same period in 2021.

Income Statement Review

Net interest income after provision for loan losses increased $38,000, or 2.2%, for the quarter ended March 31, 2022 to $1.7 million as compared to the quarter ended March 31, 2021. Total interest income increased $18,000, or 1.0%, when comparing the two periods, due to an increase in the average balance of interest-earning assets partially offset by a decrease in the yield earned on interest-earning assets. The average balance of interest-earning assets increased to $250.9 million for the quarter ended March 31, 2022 from $228.8 million for the quarter ended March 31, 2021, due primarily to increases in loans receivable, investment securities and interest-bearing deposits with banks. The average tax equivalent yield on interest-earning assets decreased to 3.17% for the quarter ended March 31, 2022 from 3.43% for the quarter ended March 31, 2021, due primarily to a decrease in market interest rates. Total interest expense decreased $20,000, or 11.8%, when comparing the two periods due to a decrease in the average cost of interest-bearing liabilities, partially offset by an increase in the average balance of interest-bearing liabilities. The average cost of interest-bearing liabilities decreased to 0.32% for the quarter ended March 31, 2022 from 0.42% for the same period in 2021. The average balance of interest-bearing liabilities increased to $184.8 million for the quarter ended March 31, 2022 from $163.0 million for the same period in 2021, due primarily to an increase in savings and interest-bearing demand deposit accounts, partially offset by a decrease in time deposits. As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread decreased to 2.85% from 3.01% and the net interest margin decreased to 2.93% from 3.13% for the quarters ended March 31, 2022 and 2021, respectively.

Noninterest income increased $11,000, or 4.0%, for the quarter ended March 31, 2022 as compared to the same period in 2021, due primarily to increases of $31,000 and $7,000 in deposit account service charges and ATM and debit card fee income, respectively, partially offset by a reduction in brokered loans fees of $25,000.

Noninterest expense decreased $57,000, or 3.6%, for the quarter ended March 31, 2022 as compared to the same period in 2021. The decrease was due primarily to decreases in compensation and benefits of $64,000, directors’ compensation of $19,000 and professional fees of $11,000, partially offset by higher data processing expenses of $23,000 and occupancy and equipment expenses of $9,000.

The Company recorded an income tax expense of $34,000 for the quarter ended March 31, 2022, compared to an income tax expense of $17,000 for the same period in 2021 resulting from an increase in our effective tax rate to 6.8% for 2022 compared to 4.3% for 2021.

Balance Sheet Review

Total assets as of March 31, 2022 were $261.5 million compared to $254.3 million at December 31, 2021. The increase in total assets was primarily due to increases in investment securities of $10.1 million, net loans of $4.7 million and other assets of $2.1 million, partially offset by a decrease in cash and cash equivalents of $9.6 million. Investment securities increased due primarily to $23.1 million in purchases of available for sale investment securities, partially offset by $5.0 million in scheduled principal payments, calls and maturities of mortgage-backed and tax-exempt securities and a $7.8 million unrealized loss on available for sale securities. The increase in net loans was due primarily to increases of $4.2 million in commercial real estate loans and $1.6 million in one-to-four family residential loans, partially offset by a

Mid-Southern Bancorp, Inc.

April 25, 2022

decrease of $367,000 in multifamily residential loans and a decrease of $319,000 in residential construction loans. The increase in other assets was due primarily to a $2.0 million increase in net deferred tax assets, largely attributable to the tax effect on the unrealized loss on available for sale securities. Total liabilities, comprised mostly of deposits, increased $12.8 million to $220.5 million as of March 31, 2022. The increase was due primarily to a $10.2 million increase in interest-bearing deposits and a $2.6 million increase in noninterest-bearing deposits.

Credit Quality

Non-performing loans decreased to $594,000 at March 31, 2022 compared to $753,000 at December 31, 2021, or 0.5% and 0.6% of total loans, respectively. At March 31, 2022, $101,000 or 17.0% of non-performing loans were current on their loan payments. At March 31, 2022, non-performing troubled debt restructured loans totaled $97,000. There was no foreclosed real estate owned at either March 31, 2022 or December 31, 2021.

Based on management’s analysis of the allowance for loan losses, the Company did not record a provision for loan losses for the quarters ended March 31, 2022 and 2021. The Company recognized net charge-offs of $1,000 for the quarter ended March 31, 2022 compared to net recoveries of $1,000 for the same period in 2021. The allowance for loan losses totaled $1.5 million at both March 31, 2022 and December 31, 2021, representing 1.2% of total loans at both March 31, 2022 and December 31, 2021, respectively. The allowance for loan losses represented 256.2% of non-performing loans at March 31, 2022, compared to 202.3% at December 31, 2021.

Capital

Effective January 1, 2022, a bank or savings institution electing to use the Community Bank Leverage Ratio (“CBLR”) will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0%, an increase from the 8.5% or higher ratio requirement for fiscal year 2021. To be eligible to elect to use the CBLR, the bank or savings institution also must have total consolidated assets of less than $10 billion, off-balance sheet exposures of 25.0% or less of its total consolidated assets, and trading assets and trading liabilities of 5.0% or less of its total consolidated assets, all as of the end of the most recent quarter. The Bank elected to use the CBLR effective January 1, 2020.

At March 31, 2022, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines with a CBLR of 16.2%.

The Company’s stockholders’ equity decreased to $41.0 million at March 31, 2022, from $46.5 million at December 31, 2021. The decrease was due primarily to a decrease in the accumulated other comprehensive income, net of tax, of $5.9 million and the repurchase of 16,117 shares of our common stock at a total cost of $241,000, partially offset by net income of $467,000. At March 31, 2022, a total of 169,466 shares remain authorized for future purchases under the current stock repurchase plan.

About Mid-Southern Bancorp, Inc.

Mid-Southern Savings Bank, FSB is a federally chartered savings bank headquartered in Salem, Indiana, approximately 40 miles northwest of Louisville, Kentucky. The Bank conducts business from its main office in Salem and through its branch offices located in Mitchell and Orleans, Indiana and loan production offices located in New Albany, Indiana and Louisville, Kentucky.

Mid-Southern Bancorp, Inc.

April 25, 2022

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may,” “continue,” or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; general economic conditions or conditions within the securities markets; and legislative and regulatory changes affecting financial institutions, including regulatory compliance costs and capital requirements that could adversely affect the business in which the Company and the Bank are engaged; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission that are available on our website at mid-southern.com and on the SEC’s website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

Except as required by applicable law, the Company does not undertake and specifically declines any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

Mid-Southern Bancorp, Inc.

April 25, 2022

MID-SOUTHERN BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited)

(Dollars in thousands, except per share information)

	Three Months Ended
	March 31,
OPERATING DATA	2022	2021

Total interest income	$1,883	$1,865
Total interest expense	150	170
Net interest income	1,733	1,695
Provision for loan losses	—	—
Net interest income after provision for loan losses	1,733	1,695
Total non-interest income	285	274
Total non-interest expense	1,517	1,574
Income before income taxes	501	395
Income tax expense	34	17
Net income	$467	$378

Net income per share attributable to common shareholders:
Basic	$0.17	$0.13
Diluted	$0.17	$0.13

Weighted average common shares outstanding:
Basic	2,811,781	2,965,780
Diluted	2,816,467	2,974,417

	March 31,	December 31,
BALANCE SHEET INFORMATION	2022	2021

Cash and cash equivalents	$6,741	$16,379
Investment securities	117,431	107,314
Loans, net	127,306	122,568
Interest-earning assets	252,126	247,184
Total assets	261,494	254,260
Deposits	209,658	196,884
Borrowings	10,000	10,000
Stockholders' equity	40,950	46,529

Common stock shares outstanding	3,008,255	3,016,653

Book value per share (1)	13.61	15.42
Tangible book value per share (2)	13.61	15.42
Non-performing assets:
Nonaccrual loans	594	753
Accruing loans past due 90 days or more	—	—
Foreclosed real estate	—	—
Troubled debt restructurings on accrual status	776	786

Mid-Southern Bancorp, Inc.

April 25, 2022

OTHER FINANCIAL DATA

	Three Months Ended
	March 31,
Performance ratios:	2022	2021

Cash dividends per share	$0.04	$0.03
Return on average assets (annualized)	0.72%	0.63%
Return on average stockholders' equity (annualized)	4.13%	3.08%
Net interest margin	2.93%	3.13%
Interest rate spread	2.85%	3.01%
Efficiency ratio	75.2%	79.9%
Average interest-earning assets to average interest-bearing liabilities	135.8%	140.4%
Average stockholders' equity to average assets	17.5%	20.5%
Stockholders' equity to total assets at end of period	15.7%	19.6%

	March 31,	December 31,
Capital ratios: (3)	2022	2021

Community Bank Leverage Ratio	16.2%	16.3%

	March 31,	December 31,
Asset quality ratios:	2022	2021

Allowance for loan losses as a percent of total loans	1.2%	1.2%
Allowance for loan losses as percent of non-performing loans	256.2%	202.3%
Net charge-offs (recoveries) to average outstanding loans during the period (annualized)	0.0%	0.0%
Non-performing loans as a percent of total loans	0.5%	0.6%
Non-performing assets as a percent of total assets	0.2%	0.3%

(1) -We calculate book value per share as total stockholders’ equity at the end of the relevant period divided by the outstanding number of our common shares at the end of each period.

(2) - Tangible book value per share is a non-GAAP financial measure. We calculate tangible book value per share as total stockholders’ equity at the end of the relevant period, less goodwill and other intangible assets, divided by the outstanding number of our common shares at the end of each period. The most directly comparable GAAP financial measure is book value per share. We had no goodwill or other intangible assets as of any of the dates indicated. As a result, tangible book value per share is the same as book value per share as of each of the dates indicated. We provide the tangible book value per share in addition to those defined by banking regulators because of its widespread use by investors as a means to evaluate capital adequacy.

(3) - Effective January 1, 2020, the Bank elected to use the CBLR, as provided by the Economic Growth, Regulatory Relief, and Consumer Protection Act (the “Act”). The Act contains a number of provisions extending regulatory relief to banks and savings institutions and their holding companies.  A bank or savings institution that elects to use the CBLR will generally be considered well-capitalized and to have met the risk-based and leverage capital requirements of the capital regulations if it has a leverage ratio greater than 9.0% (adjusted to 8.0% effective April 1, 2020, then to 8.5% effective January 1, 2021, returning to 9.0% effective January 1, 2022).